Exhibit 10.16

TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN

STOCK INCENTIVE AWARD AGREEMENT

RESTRICTED STOCK UNITS (Contracted)

Team Member:	Participant Name
Personnel Number:	Employee ID
Award:	Quantity Granted Restricted Stock Units
Grant Date:	October 5, 2020

	Vesting Schedule	Percent of Award Vested
	October 5, 2021	33 1/3%
	October 5, 2022	33 1/3%
	October 5, 2023	33 1/3%

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Stock Incentive Award Agreement (the “Award” as embodied by this “Award Agreement”).
1.Terms and Conditions. The Award of Restricted Stock Units (as set forth on the cover page of this Award Agreement) is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan or any successors thereto, as such plan or its successors may be amended and restated from time to time (the “Plan”). Each Restricted Stock Unit represents the right to receive one share of Stock upon satisfaction of the vesting requirements and other terms and conditions as set forth herein and is granted pursuant to Section 3.4 of the Plan. Unless otherwise defined herein, all capitalized terms in this Award Agreement shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.
2.Definitions. For purposes of this Award Agreement, “Cause”, “Disability”, “Good Reason”, and “Release” shall have the meanings ascribed to such terms in your Employment Agreement, and the following terms shall have the meanings set forth below:
(i)     “Change in Control” shall have the meaning ascribed to it in the Plan but shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of Tyson or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.
(ii)    “Employer” shall mean, to the extent you are not directly employed by Tyson, the Affiliate that employs you.
(iii)    “Release” shall mean that specific document which Tyson shall present to you for consideration and execution after your Termination of Employment, under which you agree to irrevocably and unconditionally release and forever discharge Tyson and related parties from any and all causes of action which you at that time had or may have had against Tyson (excluding any claim under state workers’ compensation or unemployment laws). The Release will be provided to you as soon as practicable after the date of your Termination of Employment, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law.
(iv)    “Retirement” shall mean your voluntary Termination of Employment from Tyson on or after the date you attain age sixty-two (62).
(v)     “Termination of Employment” shall have the meaning ascribed to the term “Separation from Service” in the Plan but, in the event of a Change in Control, any successor and its affiliates shall replace Tyson and its Affiliates in interpreting the meaning of a Termination of Employment.
(vi)     “Tyson” means Tyson Foods, Inc. or any successor thereto.

3.Vesting.
3.1.Vesting Schedule and Forfeiture. The Award shall vest pursuant to the foregoing Vesting Schedule and shall be considered as fully earned by you in one-third increments on each of the Vesting Dates, subject to the further provisions of this Section 3. Notwithstanding any other provision of this Award Agreement to the contrary, any unvested portion of the Award will be forfeited back to Tyson in the event of your Termination of Employment before the applicable Vesting Date(s), except as otherwise provided in Sections 3.2 through 3.4. The events described in Sections 3.2 through 3.4 are referred to herein as “Vesting Events.”
3.2.Death, Disability or Retirement. In the event of your Termination of Employment due to death, Disability or Retirement before one or more Vesting Date(s), you shall fully vest in the then unvested portion of the Award.
3.3.Termination by Tyson without Cause. In the event of your Termination of Employment by Tyson for reasons other than for Cause, you shall vest in the Award subject to your timely execution and non-revocation of a Release no later than 60 days following the applicable Vesting Event.
3.4.Change in Control. Following a Change in Control that occurs before the Award becomes vested, you shall fully vest in the Award upon the occurrence of either of the following events, provided such event occurs no later than twenty-four (24) months following the Change in Control (to the extent the Award has not otherwise become fully vested prior to such event pursuant to Section 3.2 or Section 3.3 above): (i) you experience a Termination of Employment by your Employer without Cause or (ii) you resign from your employment on account of Good Reason.
4.Dividend Equivalents. In the event a cash dividend is declared on the Stock and the record date for such dividend occurs between the Grant Date and the date that the Award vests pursuant to Section 3 of this Award Agreement, you shall be credited, as of the payable date for such dividend, with an additional number of Restricted Stock Units (each, an “Additional RSU”) equal to the number of additional shares of Stock that could have been purchased with the dividends if you had received the dividend payments on your Restricted Stock Units. For this purpose, the purchase price of Stock shall be deemed to be the per share closing price of the Stock on the payable date of the dividend. Once credited, each Additional RSU shall be treated as a Restricted Stock Unit granted hereunder and shall be subject to all terms and conditions set forth in this Award Agreement including, but not limited to, the forfeiture provisions and Vesting Schedule set forth in Section 3 of this Award Agreement.
5.Delivery of Shares. To the extent the Award becomes vested, the vested portion will be settled by the delivery to you as soon as administratively practicable following the Vesting Date or Vesting Event (but in no event later than 60 days following the Vesting Date or Vesting Event) of consideration in one of the following forms equal in value to the number of Restricted Stock Units then subject to the Award.
5.1.Prior to a Change in Control. If the Award is settled prior to a Change in Control, the vested portion of the Award will be settled in shares of Tyson Class A common stock.

5.2.On and After a Change in Control. If Tyson Foods, Inc. is the surviving entity, the vested portion of the Award will be settled as described in Section 5.1. If the Award is settled on or after a Change in Control and Tyson Foods, Inc. is not the surviving entity, the vested portion of the Award will be settled either (i) in the number and class of shares of capital stock of the successor entity into which each outstanding share of Tyson Class A common stock has been converted pursuant to such Change in Control, unless the Committee determines in its sole discretion to settle the Award in cash; or (ii) if shareholders of Tyson Foods, Inc. receive consideration other than in shares of capital stock of the successor entity, such other consideration received by shareholders of Tyson Foods, Inc. or in cash, as the Committee may determine in its sole discretion.
Notwithstanding any provision in the Award to the contrary, to the extent necessary to avoid the imposition of tax under Code Section 409A, any payment otherwise payable to you upon your Termination of Employment will be suspended and paid as soon as practicable following the end of the six-month period following such effective date of your Termination of Employment if you are then determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of Tyson (or any related “service recipient” within the meaning of Code Section 409A). Any payment suspended by operation of the foregoing sentence will be paid in a lump sum within thirty (30) days following the end of such six-month period.
6.Withholding Taxes. Regardless of any action Tyson or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that Tyson and your Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the Award, the subsequent sale of any shares of Stock acquired pursuant to the Award and the receipt of any dividends or dividend equivalents, and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items. Tyson or your Employer shall withhold taxes by any manner acceptable or administratively feasible under the terms of the Plan, but not to exceed the maximum tax due for the applicable income you receive from the Award, consistent with the laws of the applicable federal, state or local taxing authority.
7.Clawback. Notwithstanding any other provision of this Award Agreement to the contrary, by executing this Award Agreement and accepting the Award, you agree and consent to the application and enforcement of any clawback policy that may be implemented by Tyson (whether in existence as of the Grant Date or later adopted, and as such policy may be amended from time to time) that may apply to you, any cash or shares of Stock issued pursuant to this Award and/or any amount received with respect to any sale of any such shares of Stock, and you expressly agree that Tyson may take such actions as are necessary to effectuate the enforcement of such policy without your further consent or action. For purposes of the foregoing, you expressly and explicitly authorize Tyson to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by Tyson to hold your shares of Stock and other amounts acquired pursuant to your Award to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to Tyson upon Tyson's enforcement of such policy. To the extent that the terms of this Award and any such policy conflict, then the terms of such policy shall prevail.

8.Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.
9.Severability. In the event that any one or more of the provisions or a portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provision of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.
10.Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict or inconsistency between the terms of this Award Agreement and the terms applicable to stock incentive awards set forth in any employment agreement, offer letter, or other agreement or arrangement that you have entered into with Tyson and/or its Affiliates, the former will always control. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.
11.Restrictions on Transfer of Award. You shall not dispose of the Award prior to the date unrestricted, vested shares in your name or cash are delivered to you by Tyson pursuant to Section 5. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.
12.Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.
13.Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and an injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
14.No Vested Right in Future Awards. You acknowledge and agree that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not lead to a vested right to further awards of any type in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.
15.No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason in accordance with the terms of your Employment Agreement.

16.Reduction to Maximize After-Tax Benefits. Notwithstanding anything contained in this Award Agreement to the contrary, if the total payments to be paid to you under this Award, along with any other payments to you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson, in its sole discretion. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments.
17.Governing Law; Venue. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Any disputes regarding this Award, the Award Agreement or the Plan shall be brought only in the United States in the state or federal courts of the state of Delaware.
18.Electronic Delivery. Tyson may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Tyson or a third party designated by Tyson.
19.Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.Addendum. Notwithstanding any provisions of this Award Agreement to the contrary, to the extent you transfer employment outside of the United States, the Award shall be subject to any special terms and conditions as Tyson may need to establish to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Award and the Plan in the country to which you transfer employment (or Tyson may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any such terms and conditions shall be set forth in an Addendum prepared by Tyson which shall constitute part of this Award Agreement.
20.Additional Requirements; Amendments. Tyson reserves the right to impose other requirements on the Award, any shares of Stock acquired pursuant to the Award and your participation in the Plan to the extent Tyson determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing. In addition, Tyson reserves the right to amend the terms and conditions reflected in this Award Agreement, without your consent, either prospectively or retroactively, to the extent that such amendment does not materially affect your rights under the Award except as otherwise permitted under the Plan or this Award Agreement.

21.Section 409A. It is the intent of Tyson that any payment pursuant to the Award be exempt from Code Section 409A, to the maximum extent permitted. However, if any such payment is considered to be “nonqualified deferred compensation” subject to Code Section 409A, such payment will be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. To the extent that some portion of any payment under this Award may be bifurcated and treated as exempt from Code Section 409A under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt.
22.Acceptance. By electronically accepting the grant of this Award, you affirmatively and expressly acknowledge that you have read this Award Agreement, the Addendum to the Award Agreement (as applicable) and the Plan, and specifically accept and agree to the provisions therein. You also affirmatively and expressly acknowledge that Tyson, in its sole discretion, may amend the terms and conditions reflected in this Award Agreement without your consent, either prospectively or retroactively, to the extent that such amendment does not materially impair your rights under the Award, and you agree to be bound by such amendment regardless of whether notice is given to you of such change.
23.Adjustments. The number and kind of shares of Stock subject to the Restricted Stock Units shall be proportionately adjusted for nonreciprocal transactions between Tyson and the holders of capital stock of Tyson that causes the per share value of the shares of Stock referenced by the Restricted Stock Units to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend or distribution (each, an “Equity Restructuring”). In the event of a merger, consolidation, extraordinary dividend (including a spin-off), reorganization, recapitalization, sale of substantially all of the Company’s assets, other change in capital structure of Tyson, tender offer for shares of Stock, or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee, in its sole discretion, may make such adjustments with respect to the Restricted Stock Units and take such action as it deems necessary or appropriate, including, without limitation, those actions specified in Section 5.2, adjusting the number of Restricted Stock Units, adjusting the number of shares subject to the Restricted Stock Units, substituting a new award to replace the Award, or terminating the Award in a manner compliant with Code Section 409A in exchange for the cash. Any determination made by the Committee will be final and binding on you.
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TYSON FOODS, INC.

By: /s/ Johanna Soderstrom
Title: EVP, Chief Human Resources Officer